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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96283) pertaining to The Cato Corporation Incentive Compensation Plan, in the Registration Statement (Form S-8 No. 33-41314) pertaining to The Cato Corporation Employee Incentive Stock Option Plan, in the Registration Statement (Form S-8 No. 33-41315) pertaining to The Cato Corporation Non-qualified Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-69844) pertaining to the Cato Corporation Employee Stock Purchase Plan, of our report dated March 13, 2000, with respect to the consolidated financial statements and financial statement schedule of The Cato Corporation included in the Annual Report on Form 10-K for the year ended January 29, 2000.


DELOITTE & TOUCHE LLP

Charlotte, North Carolina
April 26, 2000